Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-128392) of Magyar Bancorp, Inc. of our report dated June 26, 2017 relating to the financial statements and supplemental schedule of the Magyar Bank 401 (k) Profit Sharing Plan, which appears in this Form 11-K as of and for the year ended December 31, 2016.

/s/ WithumSmith+Brown, PC
Whippany, New Jersey
June 26, 2017